Exhibit 99.1

Interval Leisure Group Completes Acquisition of Hyatt Residential Group

Miami and Chicago, October 1, 2014 — Interval Leisure Group (“ILG”) (NASDAQ:IILG), a leading global provider of non-traditional lodging across a broad spectrum of the vacation industry, has completed the previously announced acquisition of Hyatt Residential Group from affiliates of Hyatt Hotels Corporation (“Hyatt”) (NYSE:H), a leading global hospitality company. The purchase price of approximately $220 million includes Hyatt’s interest in a joint venture that owns and is developing Hyatt Ka’anapali Beach, a 131-unit shared ownership property in Maui. In connection with the acquisition, a subsidiary of ILG has entered into a global Master License Agreement with respect to the exclusive use of the Hyatt brand in shared ownership.

Under the terms of the global Master License Agreement, Hyatt will receive annual license fees and the Hyatt Residence Club and 16 existing shared ownership resorts will retain the Hyatt Residence Club brand. The approximately 30,000 Hyatt Residence Club owners will continue to receive all privileges currently associated with their memberships, including Hyatt Gold Passport benefits.

About Interval Leisure Group

Interval Leisure Group (ILG) is a leading global provider of non-traditional lodging, encompassing a portfolio of travel, leisure, membership, exchange, resort management, and rental businesses. Interval International and Trading Places International (TPI) offer exchange and travel-related products to more than 2 million member families worldwide. Under license from Hyatt, Hyatt Vacation Ownership markets and manages shared ownership properties and operates Hyatt Residence Club. Vacation Resorts International, VRI Europe, and TPI offer timeshare resort, homeowners’ association, and club management services, while Aston Hotels & Resorts and Aqua Hospitality provide hotel and condominium rentals and resort management. Headquartered in Miami, Florida, ILG has offices in 16 countries and nearly 6,000 employees. For more information, visit www.iilg.com.

About Hyatt Hotels Corporation

Hyatt Hotels Corporation, headquartered in Chicago, is a leading global hospitality company with a proud heritage of making guests feel more than welcome. Thousands of members of the Hyatt family strive to make a difference in the lives of the guests they encounter every day by providing authentic hospitality. The Company’s subsidiaries manage, franchise, license, own and develop hotels, resorts, branded residences and vacation ownership properties under the Hyatt®, Park Hyatt®, Andaz®, Grand Hyatt®, Hyatt Regency®, Hyatt Place®, Hyatt House®, Hyatt Zilara™,  Hyatt Ziva™, Hyatt Residences® and Hyatt Residence Club® brand names and have locations on six continents. As of June 30, 2014, the Company’s worldwide portfolio consisted of 563 properties in 48 countries. For more information, please visit www.hyatt.com.

###

Contacts:

Interval Leisure Group	Hyatt Hotels Corporation

Investor Contact:	Investor Contact:
Jennifer Klein, 305-925-7302	Atish Shah, 312-780-5427
Investor Relations	Investor Relations
Jennifer.Klein@iilg.com	Atish.Shah@hyatt.com

Media Contact:	Media Contact:
Chris Boesch, 305-925-7267	Amy Patti, 312-780-5620
Corporate Communications	Corporate Communications
Chris.Boesch@iilg.com	Amy.Patti@hyatt.com